Exhibit 10.9

FIRST AMENDMENT TO THE CHANGE IN CONTROL AGREEMENT

This First Amendment to the Change in Control Agreement (the “First Amendment”),entered into as of October 3, 2018 (the “Effective Date”), amends that certain Change in Control Agreement (the “Agreement”) between Tom Ferguson and AZZ Incorporated, now known as AZZ Inc. (the “Company”), dated November 4, 2013.

WHEREAS, the Agreement shall be amended to solely clarify compliance with Section 409A of the Internal Revenue Code of 1986.

NOW, THEREFORE, the Agreement shall be amended effective as of the Effective Date as provided below:

1.	Definitions. All capitalized terms used herein and not expressly defined herein shall have the respective meanings given to such terms in the Agreement.

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Entire Agreement. Except as expressly modified by this First Amendment, the Agreement shall be and remain in full force and effect in accordance with its terms and shall constitute the legal, valid, binding and enforceable obligations of the Company and Executive.

3.	Section 3.02 of the Agreement is hereby amended to add the following paragraph at the end of the section as follows:

“Notwithstanding the foregoing provisions of Section 3.02(b), unless Executive’s termination of employment occurs within two (2) years following a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5), then (i) the amount of severance pay under Section 3.02(b) that does not exceed the amount of severance that would have been payable under Section 4.02 or Section 4.04, as applicable, of the Employment Agreement, if such termination had not occurred during a Change in Control Period, shall be paid in the same time and form as provided under the Employment Agreement, and (ii) any additional amounts payable under Section 3.02(b) shall be paid at the time and manner set forth herein. The requirements of this paragraph shall not apply to any severance that is exempt from Section 409A of the Code.”

4.	Section 4.01of the Agreement is hereby replaced in its entirety to read as follows:

“280G Payments. If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount (as defined below). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in Payment is required pursuant to the preceding sentence the reduction shall be made (i) first by reducing severance pay under Section 3.02(b) of this Agreement (in inverse order of payment, if applicable), (ii) then by reducing other parachute payments, exclusive of equity awards, pro rata, and (iii) finally by reducing the accelerated vesting of equity awards, pro rata.”

5.	Section 1.01 to Exhibit A (Form of Release and Waiver) as attached to the Agreement is hereby replaced in its entirety to read as follows:

“Relationship with the Company. Executive will separate from service with the Company effective _______________, 20____ (“Separation Date”).”

6.	Section 2.01 of Exhibit A (Form of Release and Waiver) as attached to the Agreement is hereby replaced in its entirety to read as follows:

“Severance. Upon Executive’s execution and delivery of this Release to the Company and the expiration of the revocation period described in Section 4.02(c) of this Release, the Company shall pay Executive the amounts set forth in Section 3.02 of the Change in Control Agreement. Such amounts shall be paid in the manner and the time specified in the Change in Control Agreement and shall be reduced by standard withholding and authorized deductions.”

This First Amendment amends the Agreement as set forth herein. All previously existing obligations under the Agreement are hereby reaffirmed in all respects.

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IN WITNESS WHEREOF, each of the parties has executed this First Amendment as of the Effective Date.

EXECUTIVE:

/s/ Tom Ferguson
Tom Ferguson

AZZ INC.

By: /s/ Kevern R. Joyce
Kevern R. Joyce
Chairman of the Board

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